Prospectus Supplement	Filed pursuant to Rule 424(b)(3)
to Prospectus dated October 1, 2004	File No. 333-119103

VERTICALNET, INC.

This document supplements the prospectus dated October 1, 2004, relating to the resale by the selling shareholders identified in the prospectus of 9,375,000 shares of common stock, 8,100,000 of which are outstanding and 1,275,000 of which may be issued as the result of the exercise of warrants held by selling shareholders. This prospectus supplement is incorporated by reference into the prospectus. Shares of our common stock are quoted on the Nasdaq SmallCap Market under the symbol “VERT.” The last reported sale price of the shares on October 22, 2004 was $1.21 per share. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

The following table replaces and supercedes the information contained in the table set forth in the prospectus under the caption “Selling Shareholders.”

Name	Shares Beneficially Owned Before Offering				Shares Beneficially Owned After Offering
	Number		Percentage	Shares Offered Hereby	Number		Percentage	Warrant Shares Offered Hereby(1)
Former B2e Shareholders
Anthony Abrahams	368		*	368	—		—	—
Adaptive Trade, Inc.	97,785		*	66,570	31,215		*	—
Ascend Ventures, LP (2)	514,469		1.52%	514,469	—		—	—
Orville A. Bailey (3)	126,550		*	126,550	—		—	—
Michael Bajit	2		*	2	—		—	—
BBC Group, LLC (4)	16,032		*	16,032	—		—	—
Jean Carroll	29		*	29	—		—	—
Carthage B2E, LLC (5)	46,761		*	46,761	—		—	—
Carthage EPG, LLC (5)	360		*	360	—		—	—
Carthage Venture Fund LP (5)	293,666		*	293,666	—		—	—
CIBC WMC, Inc. (6)	992,925		2.92%	992,925	—		—	—
CIBC Capital Partners Technology Ventures, LLC (6)	638,155		1.88%	638,155	—		—	—
Concord Ventures II (Cayman), L.P.	124,826		*	124,826	—		—	—
Concord Ventures II (Israel), L.P.	31,364		*	31,364	—		—	—
Concord Ventures Advisors II (Cayman), L.P.	3,890		*	3,890	—		—	—
Concord Ventures Advisors II (Israel), L.P.	2,010		*	2,010	—		—	—
George Csefai	295		*	295	—		—	—
Delta Airlines, Inc.	30,755		*	30,755	—		—	—
FBR Technology Venture Partners II, L.P. (7)	178,603		*	178,603	—		—	—
FBR Technology Venture Partners II (QP), L.P. (7)	717,705		2.11%	717,705	—		—	—
FBR TVP II Employees Fund, L.P. (7)	10,920		*	10,920	—		—	—
FBR TVP II Employees Fund II, L.P. (7)	15,442		*	15,442	—		—	—
FBR TVP II Employees Fund III, L.P. (7)	31,001		*	31,001	—		—	—
Paul Gorrell	295		*	295	—		—	—
Halo-B2eMarkets, LLC (8)	55,458		*	55,458	—		—	—
Hogan & Hartson, L.L.P.	3,560		*	3,560	—		—	—
Ronald E. Holtz	30,600		*	30,600	—		—	—
Jenerations, LLC	2,712		*	2,712	—		—	—
Chris Larson	33		*	33	—		—	—
Seth J. Lucash	28,560		*	28,560	—		—	—
T. Allan McArtor	6,958		*	6,958	—		—	—
Michael Park	1		*	1	—		—	—
Mark D. Russell	11		*	11	—		—	—
Lucas P. Schneider (9)	28,560		*	28,560	—		—	—
Alfred Sharp	74		*	74	—		—	—
Steve Socolof	92		*	92	—		—	—
Syndicated Communications, Inc. (10)	577,642		1.70%	577,642	—		—	—
Syndicated Communications Venture Partners IV	420,337		1.24%	420,337	—		—	—
U.S. Bank National Association, as escrow agent (11)	31,215		*	31,215	—		—	—
Bill Van Etten	359		*	359	—		—	—
Richard M. Waugh	55,535		*	55,535	—		—	—
Laszlo Zeke	15,300		*	15,300	—		—	—
Subtotal	5,131,215		15.11%	5,100,000	31,215		*	—

Private Placement Investors
Castle Creek Technology Partners LLC (12)	897,127	(13)	2.62%	450,000	447,127	(13)	1.31%	180,000
William Corbett (14)	—		—	—	—		—	35,000
Terrence Cush (14)	—		—	—	—		—	5,000
Cranshire Capital L.P. (15)	617,388	(16)	1.81%	500,000	117,388	(16)	*	200,000
Greenwich Growth Fund Limited (17)	150,000		*	150,000	—		—	60,000
RHP Master Fund, Ltd. (18)	248,078	(19)	*	200,000	48,078	(19)	*	80,000
Gary Shemano (14)	—		—	—	—		—	35,000
Whalehaven Capital LP (20)	100,000		*	100,000	—		—	40,000
Whalehaven Fund Limited (20)	100,000		*	100,000	—		—	40,000
WPG Select Technology Fund, L.P. (21)	164,984		*	164,984	—		—	65,994
WPG Select Technology Overseas Fund, Ltd. (21)	656,698		1.93%	656,698	—		—	262,679
WPG Select Technology QP Fund, L.P. (21)	678,318		2.00%	678,318	—		—	271,327
Subtotal	3,612,593	(22)	10.51%	3,000,000	612,593	(22)	1.78%	1,275,000

Total	8,743,808	(22)	25.44%	8,100,000	643,808	(22)	1.87%	1,275,000

*	Less than 1 percent.

(1)	The warrants have an exercise price of $1.25 per share. These warrants may be exercised at any time after 185 days after August 5, 2004 and before five (5) years after such initial exercise date.

(2)	Darryl E. Wash is the managing partner of Ascend Venture Group, LLC, the general partner of Ascend Ventures, LP. Mr. Wash became a member of the Board of Directors of Verticalnet, Inc. in August 2004.

(3)	Orville A. Bailey became the Executive Vice President, Corporate Strategy and Business Development of Verticalnet, Inc. on July 19, 2004.

(4)	Anthony D. Abrahams has voting and investment control over the securities held by BBC Group, LLC.

(5)	A. Anthony Gee, Steve Sallion and Charles Sheffield have voting and investment control over the securities held by Carthage B2E, LLC, Carthage EPG, LLC and Carthage Venture Fund LP.

(6)	An affiliate of CIBC WMC, Inc. and CIBC Capital Partners Technology Ventures, LLC acted as a financial advisor to B2eMarkets, Inc. in connection with the merger of B2eMarkets, Inc. with and into Popcorn Acquisition Sub, Inc., a wholly-owned direct subsidiary of Verticalnet, Inc.

(7)	Friedman, Billings, Ramsey Investment Management, Inc., a wholly-owned subsidiary of Friedman, Billings, Ramsey Group, Inc., a publicly-held company and registered broker-dealer, is the general partner of FBR Technology Venture Partners II, L.P., FBR Technology Venture Partners II (QP), L.P., FBR TVP II Employees Fund, L.P., FBR TVP II Employees Fund II, L.P. and FBR TVP II Employees Fund III, L.P. and has voting and investment control over the securities held by such entities.

(8)	Darryl E. Wash is the managing member of Halo-B2eMarkets, LLC. He became a member of the Board of Directors of Verticalnet, Inc. in August 2004.

(9)	Lucas P. Schneider became the Senior Vice President, Operations of Verticalnet, Inc. on July 19, 2004.

(10)	Herbert P. Wilkins, Sr., Terry L. Jones and Duane C. McKnight have voting and investment control over the securities held by Syndicated Communications, Inc.

(11)	These shares are subject to an escrow arrangement set forth in an Asset Purchase Agreement dated as of February 13, 2004 by and among B2eMarkets, Inc., B2e Sourcing Optimization, Inc., Adaptive Trade, Inc. and certain stockholders of Adaptive Trade, Inc. As a result of the merger of B2eMarkets, Inc. with and into Popcorn Acquisition Sub, Inc., a wholly-owned direct subsidiary of Verticalnet, Inc., Popcorn Acquisition Sub, Inc. is the successor to B2eMarkets, Inc. under the asset purchase agreement.

(12)	As investment manager under a management agreement, Castle Creek Partners, LLC may exercise dispositive and voting power with respect to the shares owned by Castle Creek Technology Partners LLC. Castle Creek Partners, LLC disclaims beneficial ownership of such shares. Daniel Asher is the managing member of Castle Creek Partners, LLC. Mr. Asher disclaims beneficial ownership of the shares owned by Castle Creek Technology Partners LLC.

(13)	Includes warrants to purchase 200,000 shares of common stock at an exercise price of $1.35 per share, which expire on October 14, 2008. Also includes warrants to purchase 40,391 shares of common stock at an exercise price of $3.72 per share, which expire on January 23, 2009.

(14)	William Corbett is the Chief Executive Officer of the Shemano Group, a registered broker-dealer. Terrence Cush is an associate at the Shemano Group. Gary Shemano is the Chairman of the Shemano Group. The Shemano Group acted as placement agent in connection with Verticalnet’s sale of 3,000,000 shares of its common stock and warrants to purchase 1,200,000 shares of common stock in a private placement of securities that closed on August 5, 2004. Messrs. Corbett, Cush and Shemano each received warrants to purchase shares of common stock as consideration for acting as placement agent in the private placement.

(15)	Mitchell P. Kopin, the President of Downview Capital, Inc., the general partner of Cranshire Capital L.P., has voting and investment control over the securities held by Cranshire Capital L.P.

(16)	Includes warrants to purchase 96,000 shares of common stock at an exercise price of $1.20 per share, which expire on August 12, 2008. Also includes warrants to purchase 19,388 shares of common stock at an exercise price of $3.72 per share, which expire on January 23, 2009.

(17)	Evan Schemenauer, Jonathan Walk and Don Dunstan have voting and investment control over the securities held by Greenwich Growth Fund Limited.

(18)	RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Messrs. Wayne Bloch, Gary Kaminsky and Peter Lockhart own all of the interests in RHP General Partner. The aforementioned entities and individuals disclaim beneficial ownership of Verticalnet’s common stock owned by the RHP Master Fund.

(19)	Includes warrants to purchase 40,000 shares of common stock at an exercise price of $1.35 per share, which expire on April 15, 2009. Also includes warrants to purchase 8,078 shares of common stock at an exercise price of $3.72 per share, which expire on January 23, 2009.

(20)	Evan Schemenauer, Arthur Jones and Jennifer Kelly have voting and investment control over the securities held by Whalehaven Capital LP and Whalehaven Fund Limited.

(21)	Ben Taylor and George Boyd have voting and investment control over the securities held by WPG Select Technology Fund, L.P., WPG Select Technology Overseas Fund, Ltd. and WPG Select Technology QP Fund, L.P.

(22)	Includes warrants to purchase an aggregate of 403,857 shares of common stock.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

SEE “RISK FACTORS” BEGINNING ON PAGE 2 OF THE PROSPECTUS DATED OCTOBER 1, 2004 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 25, 2004

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